UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
April 9, 2012

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2012, Rogers Corporation (the “Company”) entered into a General Release and Separation Agreement (the “Agreement”) with Peter G. Kaczmarek, its former Senior Vice President, High Performance Foams Division.  A brief description of the Agreement is provided below.  This description is qualified in its entirety by reference to the Agreement (including the attachment summarizing Mr. Kaczmarek’s benefits) which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference.

In exchange for signing the Agreement and Mr. Kaczmarek’s continued compliance with the Employment, Invention, Confidentiality and Non-Compete Agreement dated March 22, 1998, the Company agreed to provide the following benefits to Mr. Kaczmarek:

(i)           36 weeks of salary continuation in addition to the amount he is entitled to receive under the Rogers Severance Policy, for a total of 64 weeks of salary continuation equal in the aggregate to $370,816;

(ii)           continued medical, dental, vision and employee assistance program coverage through March 12, 2013, and continued group term life insurance coverage equal to $23,981 through February 14, 2013;

(iii)           accelerated vesting of 680 of the time-based restricted stock units granted to Mr. Kaczmarek on May 12, 2011;

(iv)           a 16 week extension of the vested stock option exercise period to a total of 28 weeks;

(v)           a pro-rata incentive payment for any amounts that may become payable under the Annual Incentive Compensation Plan (AICP) for FY 2012; and

(vi)           six months of outplacement assistance.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.                                           Description

10.1	General Release and Settlement Agreement with Peter G. Kaczmarek with attachment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date:  April 13, 2012